## EMPLOYEE SEPARATION AND RELEASE

This release confirms the terms of your separation from employment with Vision-Sciences, Inc. (the "Company") and Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. ("Insperity").

1. You agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any. You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act.

2. The Company will pay you an aggregate of $255,000 (Two Hundred Fifty Five Thousand Dollars), in 26 equal bi-weekly payroll installments of $9,807.69, less required withholdings, in connection with your separation from the Company and Insperity. You agree that this payment is something of value and that you are not already entitled to payment of this additional compensation. You agree that the additional compensation to be paid under this release is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity. You hereby resign as an officer of the Company and each of its subsidiaries, and as a director of any subsidiary of the Company.

3. You have vested 462,458 under the terms of your existing amended option agreement and the Company will accelerate the vesting of the additional 150,000 options that would have otherwise vested on September 16, 2012. The Company will accelerate the lapse of restrictions on your 26,506 shares of restricted stock, so that you have an aggregate of 35,340 unrestricted shares of stock. You will have the opportunity to reasonably review and comment on any public announcement with respect to this Agreement.

4. The Company has also agreed to reimburse you for an amount equal to 12 month(s) of COBRA premiums to continue your coverage under the Insperity Group Health Plan, should you be eligible for and elect COBRA coverage. **Please note that it is solely your responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If you do not timely enroll in and pay for COBRA, you will not be eligible to receive COBRA reimbursement.** You can submit a request for reimbursement to the Company after each premium payment is made. The Company will reimburse you within 20 days of receipt of your request.

5. You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the consideration in this release, and you hereby agree to hold the Company and Insperity and their respective affiliates harmless from any and all liability relating to such obligations.

6. In exchange for providing you with this additional compensation, you agree to fully release the Company and Insperity and their respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees (collectively, the "Released Parties") from any claims you may have against them as of the date you sign the release, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not

limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and any state leave or workers' compensation retaliation law. By accepting the additional compensation, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company and Insperity. This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law. The foregoing shall not preclude the parties from enforcing the terms of this Separation and Release.

7. This release does not prevent you from pursuing any workers' compensation benefits to which you may be entitled.

8. You agree that this release does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, confidentiality, non-solicitation, or non-competition.

9. You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and Insperity. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this release.

10. You agree that neither this release nor the payment of the additional compensation being offered to you for this release is an admission by the Company or Insperity of any liability or unlawful conduct of any kind. You agree that the additional compensation being offered in exchange for your release of claims and rights is sufficient.

11. You and the Company agree not to disparage each other or to do anything that portrays either you or the Company, or the Company's products or personnel in a negative light or that might injure you or the Company's business or affairs. This would include, but is not limited to, disparaging remarks about either you or the Company, as well as the Company's shareholders, officers, directors, employers, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods.

12. You agree to return to the Company, before you sign this release, all property belonging to either the Company or Insperity. This would include, for example, documents, files, forms, customer information and lists, confidential business information, keys, computer equipment such as laptop computers and printers, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards.

13. You agree to keep this release strictly confidential and not to discuss its terms or existence with any person, except with your immediate family, tax preparers, and attorneys, provided that any person with whom you discuss the release also agrees to keep it confidential. You agree to assume responsibility for any such person's confidentiality obligations. You may, however, fully respond to questions from governmental entities or discuss this release if required to do so by law.

14. You agree that, if you violate the terms of this release, you will reimburse the Released Parties for any attorneys' fees, costs, or other damages arising from your breach of the release, unless you

are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable.

15. Before signing this release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You should also consult an attorney about the contents and meaning of this release. You have forty-five (45) days to consider this release, which will expire if not executed within that period. You must deliver or mail the timely executed release to Nicole Spector within forty-five (45) days of the date this release is presented to you. You may fax the release to her at 845-848-1055. Also, after you have signed the release, you may revoke the release at any time within seven (7) days of your signing it by faxing or mailing written notice of your revocation to Nicole Spector at Vision-Sciences, Inc. 40 Ramland Road South Orangeburg, NY 10962 or by fax at 845-848-1055. The additional compensation being offered to you will be paid starting on the first payroll period after the seven day period, if you do not revoke the release.

16. If this release fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this release, please confirm this agreement by signing and dating this release before a notary public. By signing this release, you agree that your waiver of rights and claims is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this release and that you have accepted those benefits and waived those rights and claims of your own free will.

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VISION-SCIENCES, INC.

By:______________________________
Cynthia Ansari
President and Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE HAD SUFFICIENT TIME TO CONSIDER THE TERMS OF THIS AGREEMENT, HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE HAD THIS AGREEMENT REVIEWED BY MY ATTORNEY, OR HAVE BEEN GIVEN THE OPPORTUNITY BY THE COMPANY TO DO SO.

AGREED TO, ACCEPTED AND
CONFIRMED BY:

______________________________
Katherine Wolf
Dated: As of August 28, 2012.

**STATE OF** NY )
) **ss.:**
**COUNTY OF** NY )

On this 30 day of August, 2012, before me, a Notary Public, personally appeared Katherine Wolf, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within document.

WITNESS my hand and notarial seal.

______________________________, Notary Public
My Commission Expires: 12/11/13

PAULA MARSILI
Notary Public, State of New York
No. 31-4959674
Qualified in New York County
Commission Expires December 11, 20 13

**<u>THIS IS A LEGAL AGREEMENT,</u>**
**<u>RELEASE AND COVENANT NOT TO SUE.</u>**
**<u>READ CAREFULLY BEFORE SIGNING.</u>**